Exhibit (a)(1)(iv)

TAKE-OVER BID CIRCULAR AND DIRECTORS’ CIRCULAR RECOMMENDING THE OFFER MAILED

October 10, 2013

Vancouver, British Columbia – Kimber Resources Inc. (“Kimber”) (TSX:KBR) and Invecture Group, S.A. de C.V. (the “Offeror”) jointly announced today, further to their press release of September 25, 2013, that the Offeror has mailed its formal all cash take-over bid offer to purchase all of the issued and outstanding common shares (“Common Shares”) of Kimber (other than Common Shares owned by the Offeror and its affiliates) for Cdn$0.15 in cash for each Common Share (the “Offer”). Kimber’s Directors’ Circular recommending that Kimber shareholders (the “Shareholders”) accept the Offer was mailed concurrently.

The Offer represents a premium of 67% to the closing price of the Common Shares on the Toronto Stock Exchange (the “TSX”) on September 24, 2013 (the last trading day prior to the announcement of the Offer) and 26% to the volume weighted average price of the Common Shares on the TSX for the 20-day period ended September 24, 2013.

The Board of Directors of Kimber (the “Kimber Board”), after consultation with its financial and legal advisors, has unanimously determined that the Offer is in the best interests of Kimber and the Shareholders (other than the Offeror and its affiliates) and, accordingly the Kimber Board unanimously recommends that Shareholders ACCEPT the Offer and tender their Common Shares to the Offer. A more detailed discussion of the reasons for accepting the Offer and a copy of the written fairness opinion provided by Primary Capital Inc. are contained in the Directors’ Circular.

The Offer was made pursuant to the terms of the previously announced Support Agreement dated September 25, 2013 between the Offeror and Kimber, which includes a non-solicitation covenant, a right by the Offeror to match any unsolicited superior proposal and payment by Kimber to the Offeror of a termination fee of $500,000 in certain circumstances. All of the directors and officers of Kimber have entered into lock-up agreements with the Offeror pursuant to which they have agreed to tender all of their Common Shares to the Offer. Common Shares representing approximately 6.1% of the issued and outstanding Common Shares are subject to the lock-up agreements.

Full details of the Offer are set forth in the offer to purchase and take-over bid circular dated October 10, 2013 (the “Offer and Circular”) and the letter of transmittal and the notice of guaranteed delivery accompanying the Offer and Circular (collectively, the “Offer Documents”), which have been mailed to the Kimber Shareholders. The Offer Documents and the Directors’ Circular are also available under Kimber’s SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov. Shareholders are advised to read the Offer Documents and the Directors’ Circular carefully and in their entirety, as they contain important information regarding Kimber, the Offeror and the Offer.

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The Offer will expire at 5:00 p.m. (Toronto time) on November 15, 2013 (the “Expiry Time”), unless otherwise extended or withdrawn, and is subject to a number of customary conditions, including (i) there being deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares that represent at least 66  2⁄3% of the Common Shares then outstanding, excluding the 20,000,000 Common Shares which were issued to the Offeror pursuant to the previously-announced private placement, and (ii) the receipt of all necessary regulatory approvals.

The Offeror has retained Laurel Hill Advisory Group as information agent in connection with the Offer and Computershare Investor Services Inc. is the depositary for the Offer. Any questions or requests for assistance or further information on how to tender Common Shares to the Offer may be directed to, and copies of the above referenced documents may be obtained by contacting the Laurel Hill Advisory Group toll free in North America at 1-877-452-7184 (or for banks and brokers and collect calls outside North America, at 1-416-304-0211), or by email at assistance@laurelhill.com. Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should immediately contact such nominee for assistance in tendering their Common Shares to the Offer.

About the Offeror

The Offeror is the holding company of Frontera Copper Corporation (“FCC”) and owns 100% of FCC. FCC was listed on the TSX from 2004 until it was acquired by the Offeror through a tender offer for all of its outstanding shares and options in May, 2009. FCC’s main asset is the Piedras Verdes Copper Mine, of which FCC holds a 72% interest, located close to Alamos in the State of Sonora in North Western Mexico. The Piedras Verdes Copper Mine produces approximately 70 million pounds of Grade A LME Copper Cathode annually from an open pit crushed heap leach operation. On October 7, 2013, Vista Gold Corp. announced that it had signed a binding agreement to sell its debt and equity participation in the Los Cardones Gold Project to the Offeror for US$13 million. The transaction is subject to a number of conditions, including receipt of any required regulatory approvals.

About Kimber

Kimber owns mineral concessions covering in excess of 39,000 hectares in the prospective Sierra Madre gold-silver belt, including the Monterde property, where three gold-silver mineral resources have already been defined. The most advanced of these, the Carmen deposit, has been extensively drilled and has undergone detailed geologic modeling. The completion of the Updated Preliminary Economic Assessment for Monterde in 2011 represented a significant step forward for Kimber and supported further evaluation and more advanced economic studies at the Monterde deposits, with the 2012 Updated Mineral Resource Estimate Technical Report for the Carmen deposit representing a component of those activities.

Important Information

This press release is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell Common Shares. The Offer (as

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the same may be varied or extended in accordance with applicable law) is being made exclusively by means of, and subject to the terms and conditions set out in, the Offer Documents. In connection with the Offer, the Offeror will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), including the Offer Documents.

THE OFFER DOCUMENTS AND THE SCHEDULE TO, AS THEY MAY BE AMENDED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. SECURITYHOLDERS WILL BE ABLE TO OBTAIN A FREE COPY OF THE OFFER DOCUMENTS AND OTHER DOCUMENTS FILED BY THE OFFEROR WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. MATERIALS FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING THE INFORMATION AGENT FOR THE OFFER, LAUREL HILL ADVISORY GROUP, USING THE CONTRACT INFORMATION SET FORTH ABOVE.

Forward Looking Information

Certain statements in this release constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements in this press release include, without limitation, statements relating to the completion of the Offer, including any second step transaction necessary to acquire Kimber shares not tendered to the Offer and anticipated timing thereof. Words such as “may”, “would”, “could”, “should”, “will”, “anticipate”, “believe”, “plan”, “expect”, “intend”, “potential” and similar expressions may be used to identify these forward-looking statements although not all forward looking statements contain such words.

Forward-looking statements involve significant risks, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, risks associated with the Offer and acquisitions generally, such as: the failure to satisfy the conditions of the Offer (including the minimum tender condition); completion of the Offer may be more costly than expected; and the risk of unexpected costs or liabilities relating to the Offer.

Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results or achievements may vary materially from those expressed or implied by this press release. These factors should be considered carefully and reader should not place undue reliance on the forward-looking statements. These forward-looking statements are made as of the date of this press release and, other than as required by law, neither the Offeror nor Kimber intends to or assumes any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

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Further Information

For further information concerning Kimber, contact:

Renee Brickner, BSc (Hons) Geol.

Vice President, Investor Relations

or

Gordon Cummings, CA

President and CEO

North America Toll Free: 1-866-824-1100

Tel: (604) 669-2251

Fax: (604) 669-8577

Website: http://www.kimberresources.com

Email: kimbernews@kimberresources.com